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                                                                  EXHIBIT 10.26

                        MANAGEMENT EMPLOYMENT AGREEMENT

     This Agreement is entered into between HARLIN DEAN ("Manager") and Alon
USA GP, LLC, a Delaware corporation ("Employer" or "Company") on October 1, 2002, who, in return for the mutual promises set forth herein, agree as follows:

     1. POSITION/TERM. (a) The term of the Manager's employment hereunder shall be deemed to have commenced employment as of October 1, 2002, (the "Commencement Date").

        (b) Throughout the term of this Agreement, Employer shall employ Manager and Manager shall render services to Employer in the capacity and with the title of GENERAL COUNSEL, or such other title as may be established by Employer from time to time. Manager shall devote his full time and best effort to the successful functioning of the business of Employer and shall faithfully and industriously perform all duties pertaining to his position, including such additional duties as may be assigned from time to time, to the best of Manager's ability, experience and talent. Manager shall be subject at all times during the term hereof to the direction and control of Employer in respect of the work to be done.

        (c) Manager's employment hereunder shall be for an initial term beginning on the Commencement Date and ending on October 1, 2005. Thereafter, the term shall renew automatically each year for a term of one year, unless either party provides the other with written notice at least 30 days prior to the expiration of the term.

     2. COMPENSATION. (a) Manager's salary ("Base Compensation") shall be $200,000 per year, payable bi-weekly (unless the payroll practice of the Company changes to monthly or semi-monthly) in arrears and subject to change only with the mutual written consent of Employer and Manager. It is the intent of the Company to develop guidelines for annual merit increases for salaries of all salaried employees/management, including Manager.

        (b) Manager shall be entitled to participate in the Alon USA Annual Cash Bonus Plan containing the terms and conditions set forth in Exhibit A attached hereto and incorporated herein which will be subject to modification from time to time as set forth therein. For purposes of determining the Manager's Target Bonus Amount under such plan, the Manager shall participate up to an amount equal to fifty percent (50%) of base compensation.

     3. FRINGE BENEFITS; REIMBURSEMENT OF EXPENSES. Employer shall make available, or cause to be made available to Manager, throughout the period of his employment hereunder, such benefits, including any disability, hospitalization, medical benefits, retiree health benefits, life insurance, pension plan or other benefits or policy, as may be put into effect from time to time by Employer generally for other Management members at the level of Manager. The Company expressly reserves the right to modify such benefits at any time, subject to the provisions of paragraph 10(b) hereof.
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         Manager will be reimbursed for all reasonable out-of-pocket business, business entertainment and travel expenses paid by the Manager, in accordance with and subject to applicable Company expense incurrence and reimbursement policies.

         4. VACATION. The number of vacation days to which Manager shall be entitled each year shall be based on the years of service of the Manager for Employer as follows - 15 days up to 10 years, 20 days after 10 years, 25 days after 20 years and 30 days after 30 years. Unless otherwise agreed, vacation may not be carried over into a new calendar year. Vacation time shall be taken only after providing reasonable notice to the person to whom the Manager reports.

         5. COMPLIANCE WITH EMPLOYER POLICIES. Manager shall comply with and abide by all employment policies and directives of Employer. Employer may, in its sole discretion, change, modify or adopt new policies and directives affecting Manager's employment. In the event of any conflict between the terms of this Agreement and Employer's employment policies and directives, the terms of this Agreement will be controlling.

         6. RESTRICTIVE COVENANT. (a) In consideration of the confidential information of Employer provided to Manager and the other benefits provided to Manager pursuant to this Agreement, Manager agrees that during the term of Manager's employment with Employer and for a period of one year following any termination of Manager's employment, if the Manager terminates employment during the first two years of Manager's employment, or nine months, if the Manager terminates employment after the first two years of employment and before the completion of five years of employment (the "Non-Compete Period"), Manager will not, without the prior written consent of Employer, directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, sole proprietor, independent contractor, consultant or in any other capacity conduct any business, or assist any person in conducting any business, that is in competition with the business of Employer or its Affiliates (as defined below).

         (b) In addition to any other covenants or agreements to which Manager may be subject, during the Non-Compete Period, Manager will not, directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, sole proprietor, independent contractor, consultant or in any other capacity whatsoever approach or solicit any customer or vendor of Employer for the purpose of causing, directly or indirectly, any such customer or vendor to cease doing business with Employer or its Affiliates.

         For the purposes of this Agreement, the "business of Employer or its Affiliates" means the business of refining petroleum distillates and the wholesale distribution of such products in the Territory. The term "Affiliates" means all subsidiaries of Employer and each person or entity that controls, is controlled by, or is under common control with Employer. The "Territory" means the states of Texas, New Mexico, Arizona, Arkansas, Louisiana and Oklahoma. It is understood and agreed that the scope of each of the covenants contained in this Section 6 is reasonable as to time, area, and persons and is necessary to protect the legitimate business interest of Employer. It is further agreed that such covenants will be

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regarded as divisible and will be operative as to time, area and persons to the extent that they may be so operative. The terms of this Section 6 shall not apply to the ownership by Manager of less than 5% of a class of equity securities of an entity, which securities are publicly traded on the New York Stock Exchange, the American Stock Exchange, or the National Market System of the National Association of Securities Dealers Automated Quotation System. The provisions of this Section 6 will survive any termination or expiration of this Agreement.

     7. CONFIDENTIALITY. (a) Manager recognizes that during the course of employment, Manager will be exposed to information or ideas of a confidential or proprietary nature which pertain to Employer's business, financial, legal, marketing, administrative, personnel, technical or other functions or which constitute trade secrets (including, but not limited to, specifications, designs, plans, drawings, software, data, prototypes, the identity of sources and markets, marketing information and strategies; business and financial plans and strategies, methods of doing business; data processing and management information and technical systems, programs and practices; customers and users and their needs, sales history; and financial strength), and such information of third parties which has been provided to Employer in confidence ("Confidential Information"). All such information is deemed "confidential" or "proprietary" whether or not it is so marked, provided that it is maintained as confidential by the Company. Information will not be considered to be Confidential Information to the extent that it is generally available to the public. Nothing in this Section 7 will prohibit the use or disclosure by Manager of knowledge that is in general use in the industry or general business knowledge.

     (b) Manger shall hold Confidential Information in confidence, use it only in connection with the performance of duties on behalf of Employer, and restrict its disclosure to those directors, employees or independent contractors of Employer having a need to know.

     (c) Manager shall not disclose, copy or use Confidential Information for the benefit of anyone other than Employer without Employer's prior written consent.

     (d) Manager shall, upon Employer's request or Manager's termination of employment, return to Employer any and all written documents containing Confidential Information in Manager's possession, custody or control.

     8. NON-INTERFERENCE WITH EMPLOYMENT RELATIONSHIPS. During Manager's employment with Employer, and for a period of one (1) year thereafter, Manager shall not, without Employer's prior written consent, directly or indirectly: (a) induce or attempt to induce any employee to leave the Employer's employ; or (b) interfere with or disrupt the Employer's relationship with any of its employees or independent contractors.

     9. COPYRIGHT, INVENTIONS, PATENTS. Employer shall have all right, title and interest to all features (including, but not limited to, graphic designs, copyrights, trademarks and patents) created during the course of or resulting from Manager's employment with Employer. Manager hereby assigns to Employer all copyright ownership and rights to any work developed by Manager and reduced to practice for or on behalf of Employer or which


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relate to Employer's business during the course of the employment relationship.
At Employer's expense, Manager shall do all other things including, but not limited to, the giving of evidence in suits and proceedings, and the furnishing and/or assigning of all documentation and other materials relative to Employer's intellectual property rights, necessary or appropriate for Employer to obtain, maintain, and assert its rights in such work.

     10. TERMINATION OF EMPLOYMENT. (a) Employer may terminate Manager's employment hereunder at any time for Cause. For purposes hereof, Cause shall mean: (i) conviction of a felony or a misdemeanor where imprisonment is imposed for more than 30 days; (ii) commission of any act of theft, fraud, dishonesty, or falsification of any employment or Employer records; (iii) improper disclosure of Confidential Information; (iv) any intentional action by the Manager having a material detrimental effect on the Company's reputation or business; (v) any material breach of this Agreement, which breach is not cured within ten (10) business days following receipt by Manager of written notice of such breach; (vi) unlawful appropriation of a corporate opportunity; or (vii) intentional misconduct in connection with the performance of any of Manager's duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure to the detriment of the Company any profit in connection with any transaction entered into on behalf of the Company, any material misrepresentation to the Company, or any knowing violation of law or regulations to which the Company is subject. Upon termination of Manager's employment with the Company for Cause, the Company shall be under no further obligation to Manager, except to pay all earned but unpaid Base Compensation and all accrued benefits and vacation to the date of termination (and to the extent required by law).

             (b) Employer may terminate Manager's employment hereunder without Cause, or Manager may terminate his employment hereunder for Good Reason, upon not less than thirty (30) days prior written notice. In the event of any such termination, Manager shall be entitled to receive his Base Compensation through the termination date and any annual bonus entitlement, prorated for the number of months of employment for the fiscal year in question, all accrued benefits and vacation to the date of termination (and to the extent required by law), plus, during the first two years of Manager's employment hereunder, an additional amount of severance payment equal to one year's Base Compensation as in effect immediately before any notice of termination, or, after the first two years of Manager's employment hereunder, an additional amount of severance payment equal to nine months' Base Compensation as in effect immediately before any notice of termination. "Good Reason" means (i) without the Manager's prior written consent, the Employer reduces Manager's Base Compensation or the percentage of Manager's Base Compensation established as Manager's maximum target bonus percentage for purposes of Employer's annual cash bonus plan, or fails to continue in effect defined benefit pension plans having vesting and benefit terms substantially similar to those of the defined benefit plans maintained by ATOFina for the benefit of Manager as of the Commencement Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan providing the Manager with substantially similar benefits) has been made with respect to such plan; (ii) any material breach of this Agreement, which breach is not cured within ten (10) business days following receipt by Employer of written notice of such breach; (iii) Employer requires Manager to be based at an office or location that is more than thirty-five (35) miles from the location at which Manager was based as of the Commencement Date, other than in

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connection with reasonable travel requirements of Employer's business; (iv) the delivery by Employer of notice pursuant to Section 1(c) of this Agreement that it does not wish this Agreement to automatically renew for any subsequent year; and (v) Manager may submit his resignation at any time after September 30, 2012, which will be considered to be for Good Reason.

         (c) Manager may terminate the employment relationship hereunder with not less than thirty (30) days prior written notice. Upon any such termination of Manager's employment, other than for Good Reason, the Company shall be under no further obligation to Manager, except to pay all earned but unpaid Base Compensation and all accrued benefits and vacation to the date of termination (and to the extent required by law).

         (d) The provisions of Sections 6, 7, 8 and 9 of this Agreement will continue in effect notwithstanding any termination of Manager's employment.

         11. MEDIATION AND ARBITRATION. (a) Employer and Manager hereby state their mutual desire for any dispute concerning a legally cognizable claim arising out of this Agreement or in connection with the employment of Manager by Employer, including, but not limited to, claims of breach of contract, fraud, unlawful termination, discrimination, harassment, workers' compensation retaliation, defamation, tortious infliction of emotional distress, unfair competition, and conversion ("Legal Dispute"), to be resolved amicably, if possible, and without the need for litigation.

         (b) Based on this mutual desire, in the event a Legal Dispute arises, the parties shall utilize the following protocol:

               (i) The parties shall first submit the Legal Dispute to mediation under the auspices of the American Arbitration Association ("AAA") and pursuant to the mediation rules and procedures promulgated by the AAA.

         (ii) In the event mediation is unsuccessful in fully resolving the Legal Dispute, binding arbitration shall be the method of final resolution of the Legal Dispute. The parties expressly waive their rights to bring action against one another in a court of law, except as expressly provided in subsection (d). The parties hereto acknowledge that failure to comply with this provision shall entitle the non-breaching party not only to damages, but also to injunctive relief to enjoin the actions of the breaching party. Any Legal Dispute submitted to Arbitration shall be under the auspices of the AAA and pursuant to the "National Rules for the Resolution of Employment Disputes," or any similar identified rules promulgated at such time the Legal Dispute is submitted for resolution. All mediation and arbitration hearings shall take place in Dallas, Texas.

         (c) Notice of submission of any Legal Dispute to mediation shall be provided no later than three hundred sixty-five (365) calendar days following the date the submitting party became aware of the conduct constituting the alleged claims. Failure to do so shall result in the irrevocable waiver of the claim made in the Legal Dispute.

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        (d) Notwithstanding that mediation and arbitration are established as the exclusive procedures for resolution of any Legal Dispute, (i) either party may apply to an appropriate judicial or administrative forum for injunctive relief and (ii) claims by Employer arising in connection with paragraphs 6, 7, 8 or 9 may be brought in any court of competent jurisdiction.

        (e) Each party acknowledges that a remedy at law for any breach or attempted breach of paragraphs 6, 7, 8 or 9 of this Agreement will be inadequate, agrees that Employer will be entitled to specific performance and injunctive and other equitable relief in case of any breach or attempted breach, and agrees not to use as a defense that any party has an adequate remedy at law. This Agreement shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection herewith. Such remedy shall not be exclusive and shall be in addition to any other remedies now or hereafter existing at law or in equity, by statute or otherwise. Except as provided in subsection (c) no delay or omission in exercising any right or remedy set forth in this Agreement shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

     12. ASSIGNMENT. This Agreement shall not be assignable by either party except that upon any sale or transfer of all or substantially all of its business by Employer, Employer may assign this Agreement to its successor; any failure to make such an assignment will be considered to constitute the termination of Manager's employment without Cause effective upon the closing of the referenced transaction.

     13. NO INDUCEMENT, AGREEMENT VOLUNTARY. Manager represents that (a) he has not been pressured, misled, or induced to enter into this Agreement based upon any representation by Employer or its agents not contained herein, (b) he has entered into this Agreement voluntarily, after having the opportunity to consult with representatives of his own choosing and that (c) his agreement is freely given.

     14. INTERPRETATION. Any paragraph, phrase or other provision of this Agreement that is determined by a court, arbitrator or arbitration panel of competent jurisdiction to be unreasonable or in conflict with any applicable statute or rule, shall be deemed, if possible, to be modified or altered so that it is not unreasonable or in conflict or, if that is not possible, then it shall be deemed omitted from this Agreement. The invalidity of any portion of this Agreement shall not affect the validity of the remaining portions.

     15. PRIOR AGREEMENTS SUPERSEDED; AMENDMENTS. This Agreement revokes and supersedes all prior agreements, written and oral, and represents the entire agreement between the parties in relation to the employment of the Manager by the Company after the Commencement Date and shall not be subject to modification or amendment by any oral representation, or any written statement by either party, except for a dated writing signed by the Manager and the Employer.

     16. NOTICES. All notices, demands and requests of any kind to be delivered in connection with this Agreement shall be in writing and shall be deemed to have been duly


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given if personally delivered or if sent by nationally-recognized overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

                    (a) if to the Company to:
                        Alon USA GP, LLC
                        7616 LBJ Frwy STE 300
                        Dallas, TX 75251
                        Telecopy number: (972) 367-3723

                    (b) if to Manager, to the address of Manager set forth on
                        the signature page hereto;

or to such other address as the party to whom notice is to be given may have furnished to the other in writing in accordance with the provisions of this
Section 16. Any such notice or communication shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery;
(ii) in the case of nationally-recognized overnight courier, on the next business day after the date sent; and (iii) if by registered or certified mail, on the third business day following the date postmarked.

     17. APPLICABLE LAW. This agreement shall be governed by and construed in accordance with the laws of the state of Texas without giving effect to principles of conflicts of law.



MANAGER:                                                EMPLOYER:

HARLIN DEAN                                             ALON USA GP, LLC

/s/ H. R. Dean, Jr.                                     By: /s/ JEFF D. MORRIS
--------------------                                       -------------------
                                                        Name: Jeff D. Morris
                                                             -----------------
                                                        Title: President/CEO
                                                              ----------------


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             AMENDMENT TO EXECUTIVE/MANAGEMENT EMPLOYMENT AGREEMENT

This Amendment is made as of May 1, 2005 by and among Alon USA GP, LLC ("Employer") and Harlin R. Dean ("Executive").

Whereas, the Employer and Executive entered into that certain
Executive/Management Employment Agreement dated as of October 1, 2002 (the "Employment Agreement"); and

Whereas, it is necessary to amend the Employment Agreement to extend the term of the Employment Agreement and provide for additional provisions related to the title and capacity of the Executive.

Now therefore, the parties agree as follows:

1. In addition to capacity and title set forth in Section 1(b) of the Employment Agreement, Executive shall serve as Vice President-Legal, Secretary and General Counsel of Alon USA Energy, Inc., a Delaware corporation, the indirect parent of the Company.

2. Notwithstanding Section 1(c) of the Employment Agreement, the initial term of employment shall end on April 30, 2010; thereafter, the term shall renew automatically as provided in Section 1(c) of the Agreement.

3. Except as set forth in this Amendment, nothing contained herein is intended to modify or otherwise affect the terms and conditions of the Employment Agreement which shall remain in full force and effect.

In witness whereof, the parties have caused this Amendment to be executed and delivered as of the date first written above.

                                     Alon USA GP, LLC

                                     By: /s/ DAVID WIESSMAN
                                         --------------------------------

                                     Name: David Wiessman
                                           ------------------------------

                                     Executive: /s/ H. R. DEAN
                                                ------------------------------